Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	HUD-252

Exhibit 23.5

Consent of Ipsos Market Research

We hereby consent to (1) the use of and all references to the name of Ipsos Market Research in the prospectus included in the registration statement on Form F-1 of Hudson Ltd. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our date and information cited in the above-mentioned sections of the Registration Statement. If, subsequent to the data of this Consent, the Company proposes to amend the Registration Statement to: (i) include additional information provided by us or (ii) materially modify the interpretation of the existing information, we will promptly review the modifications in accordance with our agreement with the Company and, if approved, enter into a revised Consent.

Sincerely,

By:	/s/ Mark Campbell
Name:	Mark Campbell
Title:	VP & Treasurer

November 3, 2017